Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Fourth Quarter and Full Year 2021 Results

Reports 12% Annualized Loan Growth in Fourth Quarter

Charlottesville, VA, January 27, 2022 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank”) and BRB Financial Group, Inc., announced today financial results for the quarter and full year ended December 31, 2021. For the fourth quarter of 2021, the Company reported net income of $12.8 million, or $0.68 earnings per diluted common share, compared to $6.8 million, or $0.36 earnings per diluted common share, for the third quarter of 2021, and $5.6 million, or $0.65 earnings per diluted common share, for the fourth quarter of 2020. For the year ended December 31, 2021, the Company reported net income of $52.5 million, or $2.94 earnings per diluted common share, compared to $17.7 million, or $2.07 earnings per diluted common share, for 2020. Earnings per diluted common share for all periods presented is reflective of the 3-for-2 stock split effective April 30, 2021. Net income for 2021 included an after-tax gain of $19.2 million resulting from the second quarter of 2021 sale of over $700 million of loans originated under the Paycheck Protection Program (“PPP”). Net income for all periods presented also reflected merger-related expenses, as further discussed below.

On January 31, 2021, the Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank (collectively, the “Bay Banks Merger”). Earnings for the year ended December 31, 2021 included the earnings of Bay Banks from the effective date of the merger.

On January 20, 2022, the Company and FVCBankcorp, Inc. (“FVCB”), the parent company of FVCbank, jointly announced a mutual agreement to terminate their merger agreement, previously announced on July 14, 2021, pursuant to which the companies had agreed to combine in an all-stock merger of equals transaction.

Net income for the fourth and third quarters of 2021 included approximately $135 thousand and $1.1 million, respectively, in after-tax expenses related to the now-terminated FVCB merger, while earnings for the years ended December 31, 2021 and 2020 included approximately $9.4 million and $1.9 million, respectively, in after-tax merger-related expenses resulting from the completed Bay Banks Merger and now-terminated FVCB merger.

“We finished 2021 strong as we look ahead to continued momentum in 2022,” said Brian K. Plum, President and Chief Executive Officer. “In addition to double-digit loan growth in the quarter our lending pipeline is the strongest it’s been in the bank’s history. We anticipate the strong resurgence of loan demand in our geographic markets will continue as activity normalizes following the pandemic.”

“We’ve seen an acceleration of activity in our fintech division,” Plum continued. “Our partners are enjoying more opportunities with continued growth in digital bank adoption across segments and industries.”

Lastly Plum noted “mortgage profitability fell more than anticipated as meaningful price pressures put a particular strain on our wholesale mortgage division. We’re taking steps to ensure an appropriate reaction to market conditions.”

Fintech Business

The Company continues to grow its partnerships with fintech providers and ended the fourth quarter of 2021 with active partnerships, including Unit, Flexible Finance, Increase, Upgrade, Kashable, Jaris, Aeldra, Grow Credit, MentorWorks, and Marlette. Loans held for sale and loans held for investment related to fintech relationships totaled approximately $25.5 million and $10.3 million as of December 31, 2021 and 2020, respectively, while deposits related to these relationships were approximately $189 million and $42 million as of December 31, 2021 and 2020, respectively. Interest and fee income related to fintech partnerships represented approximately $3.4 million and $680 thousand of revenue for the Company in 2021 and 2020, respectively.

Paycheck Protection Program

During 2021, the Company funded over 20,000 PPP loans with principal balances of approximately $730 million pursuant to the Economic Aid Act, passed at the end of December 2020 (“PPP2 loans”). Of the PPP2 loans, approximately 19,500 with principal balances of $712.6 million were sold on June 28, 2021. Gross proceeds from the sale were $705.9 million, and the Company recorded a pre-tax gain of $24.3 million on the sale after giving effect to $30.9 million of unearned fees, net of deferred costs, and the sale discount. As of December 31, 2021, the Company held $12.4 million of PPP2 loans net of unearned fees and deferred costs of $348 thousand. PPP2 loans, if not forgiven, have a five-year term and a stated interest rate of 1%. As of December 31, 2021, the Company held $18.0 million of PPP loans funded in 2020, pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“PPP1 loans”). PPP1 loans, if not forgiven, have a one- or five-year term, depending on origination date, and a stated interest rate of 1%.

Processing fees, net of costs, and interest income earned by the Company for PPP loans in the amounts of $458 thousand, $713 thousand, and $4.0 million were recognized as interest income in the fourth and third quarters of 2021 and the fourth quarter of 2020, respectively. These amounts for the years ended December 31, 2021 and 2020 were $17.3 million and $10.3 million, respectively. Net processing fees for PPP loans are being recognized over the expected life of these loans, which is one to three years depending on the original loan balance.

The Company’s PPP loans are primarily funded using the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (“PPPLF”). As of December 31, 2021, outstanding advances under the PPPLF were $17.9 million. The PPPLF provided funding for the full amount and term of the PPP loans at a fixed annual cost of 0.35%. PPP loans do not count toward bank regulatory capital ratios.

Mortgage Division

The Company’s mortgage division, which consists of a retail division operating as Monarch Mortgage and a wholesale division operating as LenderSelect Mortgage Group, recorded net income of $15 thousand and $1.6 million for the fourth and third quarters of 2021, respectively. Net income contributed by the Company’s mortgage division was $4.7 million and $11.9 million for the years ended December 31, 2021 and 2020, respectively. The decline in net income in 2021 compared to 2020 was primarily attributable to lower pricing of mortgages sold to the secondary market. Mortgage volumes for the fourth and the third quarters of 2021 were $234.5 million and $295.9 million, respectively. Noninterest expenses recorded for the Company’s mortgage division were $7.2 million and $8.1 million for the fourth and third quarters of 2021, respectively.

Balance Sheet

The Company reported total assets of $2.67 billion at December 31, 2021, an increase of $1.17 billion from $1.50 billion at December 31, 2020. The increase in total assets was primarily due to the Bay Banks Merger, which increased assets by $1.22 billion at the effective date of the merger. Loans held for investment, excluding PPP loans, increased $1.05 billion to $1.78 billion at December 31, 2021 from $728.2 million at December 31, 2020. Loan growth, excluding PPP loans, in the fourth quarter of 2021 totaled $52.3 million, an annualized growth rate of 12%.

Total deposits at December 31, 2021 were $2.30 billion, an increase of $1.35 billion from December 31, 2020, of which $1.03 billion were assumed in the Bay Banks Merger at the effective date of the merger. The Company’s expanding relationships with fintech partners have resulted in approximately $147 million of deposit growth in the year ended December 31, 2021.

As previously noted, the majority of PPP loans were funded through the PPPLF, resulting in a $263.8 million decrease in Federal Reserve Bank of Richmond (“FRB”) advances in 2021. The Company reduced $105.0 million of advances from the Federal Home Loan Bank of Atlanta (“FHLB”) in the third and fourth quarters of 2021. In connection with the reduction of FHLB advances, the Company terminated interest rate swaps associated with these advances, as further discussed below. Additionally, the Company redeemed its outstanding subordinated notes with initial aggregate principal balances of $10.0 million and $7.0 million in the second and third quarters of 2021, respectively. The Company assumed $31.9 million of subordinated debt in the Bay Banks Merger as of the effective date of the merger.

Income Statement

Net Interest Income

Net interest income was $20.9 million for the fourth quarter of 2021 compared to $21.1 million for the third quarter of 2021 and $14.0 million for the fourth quarter of 2020. Included in interest income for the fourth and third quarters of 2021 were approximately $458 thousand and $713 thousand in PPP loan fees, net of costs, and interest income, respectively, whereas in the fourth quarter of 2020, PPP loan fees, net of costs, and interest income were $4.0 million. Funding costs for PPP loans under the PPPLF were approximately $46 thousand, $59 thousand, and $284 thousand for the fourth and third quarters of 2021 and fourth quarter of 2020, respectively. Accretion of acquired loan discounts included in interest income in the fourth and third quarters of 2021 was $765 thousand and $112 thousand, respectively, and amortization of purchase accounting adjustments on assumed time deposits and borrowings reducing interest expense was $709 thousand and $886 thousand in the same respective periods.

Net interest income was $92.5 million for the year ended December 31, 2021 compared to $44.5 million for 2020. Net interest income for 2021 included PPP loan fees, net of costs, and interest income of $17.3 million and PPP loan funding costs of $791 thousand, while these amounts in 2020 were $10.3 million and $784 thousand, respectively. Interest income related to accretion of acquired loans was $2.1 million and $1.1 million for the years ended December 31, 2021 and 2020, respectively. Amortization of purchase accounting adjustments on assumed time deposits and borrowings, which reduced interest expense, was $3.3 million and a negligible amount for the same respective periods.

Net interest margin for the fourth quarter of 2021 was 3.39% compared to 3.32% for the third quarter of 2021 and 3.88% for the fourth quarter of 2020. Net interest income from PPP loans had a 1, 1, and 25 basis point positive effect on the Company’s net interest margin for the fourth and third quarters of 2021, and fourth quarter of 2020, respectively. Additionally, accretion and amortization of purchase accounting adjustments had a 24 and 16 basis point positive effect on net interest margin for the fourth and third quarters of 2021, respectively. Net interest margin for the years ended December 31, 2021 and 2020 was 3.51% and 3.49%, respectively. Net interest income from PPP loans had an 18 and 12 basis point position effect on net interest margin in the years ended December 31, 2021 and 2020, respectively. Accretion and amortization of purchase accounting adjustments had a 21 and 9 basis point positive effect in the same respective periods.

Continued pressure on asset yields experienced by the Company has been partially offset by the re-pricing of higher priced deposits, the reduction in higher cost subordinated notes, and the reduction of hedged FHLB advances. Costs of deposits were 0.29% for both the fourth and third quarters of 2021 and 0.56% for the fourth quarter of 2020. Total funding costs were 0.42%, 0.43%, and 0.67% for the same respective periods.

Provision for Loan Losses

The Company recorded a provision for loan losses of $117 thousand for the fourth quarter and the full year ended December 31, 2021 compared to provision expense of $2.4 million and $10.5 million for the same respective periods of 2020. In 2020, the Company increased its allowance for loan losses through the application of a qualitative factor in response to potential credit losses as a result of the COVID-19 pandemic. The decline in the Company’s allowance for loan losses for the year ended December 31, 2021 was due to the release of the COVID-19 factor, as economic conditions improved, partially offset by organic loan growth, reserves for fintech-related loans, specific reserves for impaired loans, and reserve needs for loans that have migrated from the Company’s acquired loan pools.

Noninterest Income

Noninterest income for the fourth quarter of 2021 was $22.2 million compared to $13.5 million and $18.0 million for the third quarter of 2021 and the fourth quarter of 2020, respectively. Mortgage banking income, including mortgage servicing rights, contributed $5.9 million and $9.5 million of noninterest income in the fourth and third quarters of 2021, respectively, and $16.3 million in the fourth quarter of 2020. During the fourth quarter of 2021, the Company realized gains of $6.2 million on the termination of interest rate swaps that hedged interest rates on certain FHLB advances. Other income in the fourth and third quarters of 2021 included $5.7 million and $1.0 million, respectively, of fair value adjustments for the Company’s investments, primarily in certain fintech companies. Noninterest income for the year ended December 31, 2021 and 2020 was $88.0 million and $56.8 million, respectively. Noninterest income in 2021 included the second quarter gain on the sale of PPP loans of $24.3 million.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 was $25.4 million compared to $25.6 million and $22.9 million for the third quarter of 2021 and fourth quarter of 2020, respectively. Merger-related expenses for the fourth and third quarters of 2021 and the fourth quarter of 2020 were $171 thousand,

$1.4 million, and $662 thousand, respectively. Salaries and employee benefit expenses increased $692 thousand in the fourth quarter of 2021 from the third quarter of 2021, primarily due to greater incentive expenses recorded in the fourth quarter and greater headcount to support the growing fintech business, partially offset by lower costs incurred by the Company’s mortgage division. Noninterest expense for the year ended December 31, 2021 and 2020 was $112.1 million and $68.4 million, respectively. Included in these amounts were merger-related expenses of $11.9 million and $2.4 million for the same respective periods.

Asset Quality

Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest1, totaled $16.1 million at December 31, 2021, representing an increase of $9.5 million from December 31, 2020. The ratio of nonperforming loans to total assets was 0.60% as of December 31, 2021 and 0.44% as of December 31, 2020. The Company’s allowance for loan losses was $12.1 million at December 31, 2021, or 0.68% as a percentage of gross loans held for investment, excluding PPP loans, compared to 1.89% at December 31, 2020. The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government. The decrease in the allowance for loan losses as a percentage of gross loans held for investment since December 31, 2020 was primarily attributable to the loans acquired in the Bay Banks Merger, for which no allowance for loan losses carried over in the merger, as well as the release of the COVID-19 factor, noted previously. Remaining acquired loan discounts related to loans acquired in the Company’s completed mergers were $16.2 million as of December 31, 2021 compared to $1.2 million as of December 31, 2020.

1Excludes purchased credit-impaired loans.

Capital

The Company previously announced that on January 5, 2022 its board of directors declared a $0.12 per common share quarterly dividend, payable January 31, 2022 to shareholders of record as of January 19, 2022. Tangible book value per share, a non-GAAP (defined below) measure, was $13.01 and $10.03 as of December 31, 2021 and December 31, 2020, respectively.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) deposit attrition, operating costs, customer losses and other disruptions to the Company’s businesses as a result of the termination of the merger agreement with FVCB; (xvi) the outcome of any legal proceedings that may be instituted against the Company; (xvii) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners, including those resulting from the termination of the merger agreement with FVCB; (xviii) the effects of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions; (xix) changes in the level of the Company’s nonperforming assets and charge-offs; (xx) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xxi) potential exposure to fraud, negligence, computer theft and cyber-crime; (xxii) the Company’s ability to pay dividends; (xxiii) the Company’s involvement as a participating lender in the PPP as administered through the U.S. Small Business Administration; and (xxiv) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands except share data)	(unaudited) December 31, 2021	December 31, 2020 (2)
Assets
Cash and due from banks	$128,285	$117,945
Federal funds sold	43,903	775
Securities available for sale, at fair value	371,459	109,475
Restricted and other equity investments	24,591	11,173
Other investments	13,643	6,565
Loans held for sale	124,301	152,931
Paycheck Protection Program loans, net of deferred fees and costs	30,406	288,533
Loans held for investment, net of deferred fees and costs	1,777,172	728,161
Less allowance for loan losses	(12,121)	(13,827)
Loans held for investment, net	1,765,051	714,334
Accrued interest receivable	9,573	5,428
Other real estate owned	157	—
Premises and equipment, net	26,661	14,831
Right-of-use asset	6,317	5,328
Bank owned life insurance	46,545	15,724
Goodwill	26,826	19,620
Other intangible assets	7,742	2,581
Mortgage derivative asset	1,876	5,293
Mortgage servicing rights, net	16,469	7,084
Mortgage brokerage receivable	4,064	8,516
Interest rate swap asset	199	1,716
Other assets	18,802	10,406
Total assets	$2,666,870	$1,498,258
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$706,088	$333,051
Interest-bearing demand and money market deposits	941,805	282,263
Savings	150,376	78,352
Time deposits	499,502	251,443
Total deposits	2,297,771	945,109
FHLB borrowings	10,111	115,000
FRB borrowings	17,901	281,650
Subordinated notes, net	39,986	24,506
Lease liability	7,651	5,506
Interest rate swap liability	199	2,735
Other liabilities	16,112	15,552
Total liabilities	2,389,731	1,390,058
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 25,000,000 shares authorized; 18,774,082 and 8,577,932 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively (1)	194,309	66,771
Additional paid-in capital	252	252
Retained earnings	85,982	40,688
Accumulated other comprehensive (loss) income	(3,632)	264
Total Blue Ridge Bankshares, Inc. stockholders' equity	276,911	107,975
Noncontrolling interest	228	225
Total stockholders’ equity	277,139	108,200
Total liabilities and stockholders’ equity	$2,666,870	$1,498,258

(1) Common stock as of the periods presented is reflective of the 3-for-2 stock split that was effective April 30, 2021.

(2) Derived from audited December 31, 2020 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands except per share data)	December 31, 2021	September 30, 2021	December 31, 2020
Interest income:
Interest and fees on loans	$21,685	$22,294	$15,793
Interest on taxable securities	1,612	1,317	605
Interest on nontaxable securities	62	61	28
Interest on deposit accounts and federal funds sold	45	82	—
Total interest income	23,404	23,754	16,426
Interest expense:
Interest on deposits	1,593	1,622	1,357
Interest on subordinated notes	485	644	411
Interest on FHLB and FRB borrowings	448	364	645
Total interest expense	2,526	2,630	2,413
Net interest income	20,878	21,124	14,013
Provision for loan losses	117	—	2,375
Net interest income after provision for loan losses	20,761	21,124	11,638
Noninterest income:
Residential mortgage banking income, net	4,365	7,704	12,491
Mortgage servicing rights	1,493	1,827	3,843
Gain on termination of interest rate swaps	6,221	—	—
Gain on sale of government guaranteed loans	680	108	101
Wealth and trust management	439	499	—
Service charges on deposit accounts	391	376	236
Increase in cash surrender value of bank owned life insurance	253	278	112
Payroll processing	235	223	238
Bank and purchase card, net	709	497	231
Fair value adjustments of other investments	5,686	990	—
Other	1,731	1,016	767
Total noninterest income	22,203	13,518	18,019
Noninterest expense:
Salaries and employee benefits	15,466	14,774	15,532
Occupancy and equipment	1,540	1,743	898
Data processing	1,169	893	1,034
Legal, issuer, and regulatory filing	299	372	1,906
Advertising and marketing	414	452	258
Communications	1,012	761	185
Audit and accounting fees	227	195	158
FDIC insurance	175	487	181
Intangible amortization	461	500	217
Other contractual services	631	633	538
Other taxes and assessments	640	547	265
Merger-related	171	1,441	662
Other	3,240	2,839	1,060
Total noninterest expense	25,445	25,637	22,894
Income before income tax	17,519	9,005	6,763
Income tax expense	4,724	2,199	1,183
Net income	$12,795	$6,806	$5,580
Net (income) loss attributable to noncontrolling interest	(2)	4	1
Net income attributable to Blue Ridge Bankshares, Inc.	$12,793	$6,810	$5,581
Net income available to common stockholders	$12,793	$6,810	$5,581
Basic and diluted earnings per common share (EPS) (1)	$0.68	$0.36	$0.65

(1) EPS has been adjusted for all periods presented to reflect the 3-for-2 stock split that was effective April 30, 2021.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Twelve Months Ended
(Dollars in thousands except per share data)	December 31, 2021	December 31, 2020
Interest income:
Interest and fees on loans	$97,933	$51,559
Interest on taxable securities	5,192	2,752
Interest on nontaxable securities	239	147
Interest on deposit accounts and federal funds sold	182	2
Total interest income	103,546	54,460
Interest expense:
Interest on deposits	6,437	6,246
Interest on subordinated notes	2,627	1,265
Interest on FHLB and FRB borrowings	2,001	2,439
Total interest expense	11,065	9,950
Net interest income	92,481	44,510
Provision for loan losses	117	10,450
Net interest income after provision for loan losses	92,364	34,060
Noninterest income:
Gain on sale of Paycheck Protection Program loans	24,315	—
Residential mortgage banking income, net	28,624	44,460
Mortgage servicing rights	8,398	7,084
Gain on termination of interest rate swaps	6,221	—
Gain on sale of government guaranteed loans	2,005	880
Wealth and trust management	2,373	—
Service charges on deposit accounts	1,464	905
Increase in cash surrender value of bank owned life insurance	932	390
Payroll processing	941	974
Bank and purchase card, net	1,805	714
Fair value adjustments of other investments	7,316	—
Other	3,561	1,418
Total noninterest income	87,955	56,825
Noninterest expense:
Salaries and employee benefits	61,891	45,418
Occupancy and equipment	6,508	3,551
Data processing	4,441	2,683
Legal, issuer, and regulatory filing	1,736	2,687
Advertising and marketing	1,403	776
Communications	2,814	721
Audit and accounting fees	902	436
FDIC insurance	1,014	749
Intangible amortization	1,867	825
Other contractual services	2,783	1,408
Other taxes and assessments	2,613	1,013
Merger-related	11,868	2,372
Other	12,302	5,748
Total noninterest expense	112,142	68,387
Income before income tax	68,177	22,498
Income tax expense	15,697	4,801
Net income	$52,480	$17,697
Net income attributable to noncontrolling interest	(3)	(1)
Net income attributable to Blue Ridge Bankshares, Inc.	$52,477	$17,696
Net income available to common stockholders	$52,477	$17,696
Basic and diluted earnings per common share (EPS) (1)	$2.94	$2.07

(1) EPS has been adjusted for all periods presented to reflect the 3-for-2 stock split that was effective April 30, 2021.

Blue Ridge Bankshares, Inc.
Five Quarter Summary of Selected Financial Data (unaudited)
	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars and shares in thousands, except share data)	2021	2021	2021	2021	2020
Income Statement Data:
Interest income	$23,404	$23,754	$33,812	$22,576	$16,426
Interest expense	2,526	2,630	3,350	2,559	2,413
Net interest income	20,878	21,124	30,462	20,017	14,013
Provision for loan losses	117	—	—	—	2,375
Net interest income after provision for loan losses	20,761	21,124	30,462	20,017	11,638
Noninterest income	22,203	13,518	36,425	15,809	18,019
Noninterest expenses	25,445	25,637	30,548	30,512	22,894
Income before income taxes	17,519	9,005	36,339	5,314	6,763
Income tax expense	4,724	2,199	7,697	1,077	1,183
Net income	12,795	6,806	28,642	4,237	5,580
Net (income) loss attributable to noncontrolling interest	(2)	4	4	(9)	1
Net income attributable to Blue Ridge Bankshares, Inc.	$12,793	$6,810	$28,646	$4,228	$5,581
Per Common Share Data:
Earnings per share - basic (2)	$0.68	$0.36	$1.54	$0.28	$0.65
Earnings per share - diluted (2)	0.68	0.36	1.54	0.28	0.65
Dividends declared - post-stock split basis	—	0.240	—	0.195	—
Book value per common share (2)	14.76	14.48	14.32	12.88	12.61
Tangible book value per common share (2) - Non-GAAP	13.01	12.69	12.49	11.02	10.03
Balance Sheet Data:
Assets	$2,666,870	$2,699,302	$2,764,730	$3,167,374	$1,498,258
Loans held for investment (including PPP loans)	1,807,578	1,771,531	1,832,847	2,289,374	1,016,694
Loans held for investment (excluding PPP loans)	1,777,172	1,724,883	1,702,654	1,691,748	728,161
Allowance for loan losses	12,121	12,614	13,007	13,402	13,827
Purchase accounting adjustments (discounts) on acquired loans	16,203	16,985	16,987	18,691	1,248
Loans held for sale	124,301	171,681	174,008	137,621	152,931
Securities	396,050	379,441	276,619	293,555	120,648
Deposits	2,297,771	2,200,204	2,190,571	2,140,118	945,109
Subordinated notes, net	39,986	40,503	46,149	54,588	24,506
FHLB and FRB advances	28,012	158,972	222,502	692,789	396,650
Total stockholders' equity	277,139	269,720	266,826	239,734	108,200
Average common shares outstanding - basic (2)	18,774	18,776	18,625	15,137	8,579
Average common shares outstanding - diluted (2)	18,795	18,799	18,646	15,154	8,579
Financial Ratios:
Return on average assets (1)	1.90%	0.95%	3.39%	0.68%	1.48%
Operating return on average assets (1) - Non-GAAP	1.92%	1.16%	3.50%	1.84%	1.62%
Return on average equity (1)	18.90%	11.58%	47.39%	8.69%	21.45%
Operating return on average equity (1) - Non-GAAP	19.10%	11.87%	49.01%	23.29%	23.46%
Total loan to deposit ratio	84.1%	88.3%	91.6%	113.4%	123.8%
Held for investment loan to deposit ratio	78.7%	80.5%	83.7%	107.0%	107.6%
Net interest margin (1)	3.39%	3.32%	3.82%	3.43%	3.88%
Cost of deposits (1)	0.29%	0.29%	0.29%	0.36%	0.56%
Efficiency ratio	59.1%	74.0%	45.7%	85.2%	70.9%
Operating efficiency ratio - Non-GAAP	58.7%	69.8%	43.8%	60.0%	68.8%
Merger-related expenses (MRE)	171	1,441	1,237	9,019	662
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	10.1%	9.7%	7.1%	7.9%	6.9%
Allowance for loan losses to loans held for investment, excluding PPP loans	0.68%	0.73%	0.76%	0.79%	1.90%
Nonperforming loans to total assets	0.60%	0.56%	0.43%	0.17%	0.44%
Nonperforming assets to total assets	0.61%	0.57%	0.45%	0.19%	0.44%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$277,139	$269,720	$266,826	$239,734	$108,200
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(32,942)	(33,224)	(34,153)	(34,556)	(22,200)
Tangible common equity (Non-GAAP)	$244,197	$236,496	$232,673	$205,178	$86,000
Total shares outstanding (2)	18,774	18,776	18,631	18,618	8,578
Book value per share	$14.76	$14.48	$14.32	$12.88	$12.61
Tangible book value per share (Non-GAAP)	13.01	12.69	12.49	11.02	10.03

Tangible stockholders' equity to tangible total assets
Total assets	$2,666,870	$2,699,302	$2,764,730	$3,167,374	$1,498,258
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(32,942)	(33,224)	(34,153)	(34,556)	(22,200)
Tangible total assets (Non-GAAP)	$2,633,928	$2,666,078	$2,730,577	$3,132,818	$1,476,058
Tangible common equity (Non-GAAP)	$244,197	$236,496	$232,673	$205,178	$86,000
Tangible stockholders' equity to tangible total assets (Non-GAAP)	9.3%	8.9%	8.5%	6.5%	5.8%

Operating return on average assets (annualized)
Net income	$12,795	$6,806	$28,642	$4,237	$5,581
Add: MRE, after-tax basis (ATB) (4)	135	1,138	977	7,125	523
Operating net income (Non-GAAP)	$12,930	$7,944	$29,619	$11,362	$6,104
Average assets	$2,687,204	$2,749,909	$3,383,015	$2,475,912	$1,510,779
Operating return on average assets (annualized) (Non-GAAP)	1.92%	1.16%	3.50%	1.84%	1.62%

Operating return on average equity (annualized)
Net income	$12,795	$6,806	$28,642	$4,237	$5,581
Add: MRE, ATB (4)	135	1,138	977	7,125	523
Operating net income (Non-GAAP)	$12,930	$7,944	$29,619	$11,362	$6,104
Average stockholders' equity	$270,730	$267,670	$241,731	$195,103	$104,065
Operating return on average equity (annualized) (Non-GAAP)	19.10%	11.87%	49.01%	23.29%	23.46%

Operating efficiency ratio
Total noninterest expense	$25,445	$25,637	$30,548	$30,512	$22,312
Less: MRE	171	1,441	1,237	9,019	662
Noninterest expense excluding MRE (Non-GAAP)	$25,274	$24,196	$29,311	$21,493	$21,650
Net interest income	20,878	21,124	30,462	20,017	14,014
Noninterest income	22,203	13,518	36,425	15,809	17,436
Total of net interest income and noninterest income	43,081	34,642	66,887	35,826	31,450
Operating efficiency ratio (Non-GAAP)	58.7%	69.8%	43.8%	60.0%	68.8%

(1) Annualized.
(2) Shares outstanding as of and for the periods stated are reflective of the 3-for-2 stock split that was effective April 30, 2021.
(3) Excludes mortgage servicing rights.
(4) Assumes an income tax rate of 21% and full deductibility.